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                                                                 Exhibit 11.1


                              THE CHUBB CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                           THREE MONTHS ENDED MARCH 31


                                                            1997       1996
                                                          -------     -------
                                                             (in millions)

Net income ..........................................     $ 192.1     $ 151.4

After-tax interest expense on 6% guaranteed
 exchangeable subordinated notes ....................         2.2         2.4
                                                          -------     -------

Net income for computing earnings per share .........     $ 194.3     $ 153.8
                                                          =======     =======

Weighted average number of common shares
 outstanding ........................................       173.5       174.7

Additional shares from assumed conversion of 6%
 guaranteed exchangeable subordinated notes as
 if each $1,000 of principal amount had been
 converted at issuance into 23.256 shares
 of common stock ....................................         5.3         5.8
                                                          -------     -------

Weighted average number of common and common
  equivalent shares assumed outstanding for
  computing earnings per share ......................       178.8       180.5
                                                          =======     =======

Net income per share ................................     $  1.09     $   .85